EXHIBIT 99.1

Synthesis Energy Systems Reports Fiscal 2018 Second Quarter Financial Results

HOUSTON, Feb. 12, 2018 (GLOBE NEWSWIRE) -- Synthesis Energy Systems, Inc. (SES) (NASDAQ:SES), a global leader in the clean and efficient production of low-cost synthesis gas for high value energy and chemical products, today reported financial results for its fiscal 2018 second quarter ended December 31, 2017.

“We are pleased to report that during our fiscal second quarter our SES global initiatives continue to move in a positive direction. We are advancing towards achieving our first SGT customer order outside of China -- an important goal we believe we can achieve during this current fiscal year ending June 30 and one that will deliver cash,” said DeLome Fair, SES’s President and CEO. “Australian Future Energy (AFE) continues to progress two clean energy gasification projects in Queensland. Following the completion of AFE’s current capital raise, these projects are expected to accelerate and move into preliminary engineering and permitting, resulting in cash payments from AFE to SES. Additionally, the AFE team is making progress towards securing creditworthy product off-take agreements related to SGT gasification projects, and have commenced the development and preparation to begin the permitting process for AFE’s wholly owned 270MM metric ton Pentland coal resource.

“Batchfire Resources, a spin-off from AFE’s successful development efforts in 2016, has accomplished a great turnaround of the Callide mine. According to Batchfire, they have increased coal production from 6.5MM metric tons per annum since acquiring the mine from Anglo American in October of 2016 to the current production run rate of 10MM metric tons annually, with all of the additional production being sold into the Asia export market. Additionally, Batchfire’s lease extension at Callide’s Boundary Hill South Project was recently approved by the Queensland government for mining production through 2043 – a very exciting accomplishment for Batchfire,” added Ms. Fair. “We will share additional information regarding our activities in Australia and their anticipated financial benefit to SES at the upcoming 30th Annual ROTH Conference, March 11-13, in Laguna Niguel, California.

“Equally exciting are our developments in Poland. Poland’s Institute of Coal Chemistry is progressing a feasibility study for converting coal-burning power boilers into cleaner energy projects using SGT’s clean syngas with the support of our joint venture partnership, SEE EnCoal Energy (SEE). The study is sponsored by a potential customer, TAURON Wytwarzanie S. A., one of Poland’s largest energy companies, and was initiated this past quarter on the heels of TAURON’s site evaluations at both our Yima JV plant and Aluminum Corporation of China’s industrial syngas facility,” stated Ms. Fair. “The study is scheduled to conclude next month and, due to the preliminary results presented by the institute that have shown that converting power boilers to clean syngas via SGT technology can be both economically attractive and environmentally beneficial, we believe that the final study results will show that SGT power boiler conversion is a novel clean energy solution for Poland’s power generation sector. When the study is completed, TAURON intends to move forward with detailed engineering and commercial negotiations on a license order for SGT. Further, with its blended feedstock of locally sourced coal, coal wastes and renewable Refuse Derived Fuel (RDF), we believe our technology will be shown to be capable of meeting European Union’s Industrial Emissions Directive targets.”

Ms. Fair continued: “Together with our global DRI partner, Midrex, we are expanding the technical and commercial definition of our combined first-in-class DRI solution for specific opportunities in India. Midrex has engaged SES to complete a package of engineering deliverables for the gasification island associated with our proposed combined technologies’ MXCOL®-SES Direct Reduced Iron (DRI) facility. We expect to deliver the study for the first of multiple identified potential customers at the end of this quarter. While the decision to construct a facility ultimately lies with the project owners, we believe that upon completion of this work we will be well positioned in India for an order commitment related to MXCOL®-SES DRI technology.

“In China, our Yima Joint Venture continues to improve their financial and operations position. The JV has demonstrated a reduction in losses for the calendar year 2017, and the Yima JV management team has stated that they believe that the JV can achieve positive cash flow in this calendar year. SES has received the first payments of approximately 2.15MM Yuan (approximately $342,000) related to outstanding invoice payments. The JV has agreed to pay an additional 12MM Yuan (approximately $1.9MM) in the upcoming year. These developments bode well in our continuing drive to achieve positive financial results from our 25% ownership in the plant,” concluded Ms. Fair.

Fiscal Second Quarter 2018 Operations Update

Australia

Australian Future Energy Pty Ltd (AFE) – SES’s pre-raise ownership position is approximately 39% of this SGT Australian platform company

Two Queensland SES Gasification Technology (SGT) projects and the Pentland coal resource, with a total planned investment of approximately A$1.7B, are in initial development. AFE’s SGT projects are targeted to produce a combination of syngas and methane for industrial fuel gas, as well as ammonia, urea, and electric power. AFE has initiated the development and preparation to begin the permitting process on its wholly owned 270MM metric ton Pentland coal resource, for feedstock supply. AFE believes it is on target to complete its capital raise by March 31, and is progressing discussions with industry, product offtake, and strategic partners as part of the current fundraising. The funds are earmarked to complete the next phase of project development for the three projects. Additionally, AFE has made its first formal submission to the Northern Australian Infrastructure Facility (NAIF), which is offering low interest, long-term loans for projects approved for investment by NAIF prior to June 30, 2021, totaling A$5B in aggregate, to encourage and complement private sector investment in economic infrastructure that benefits Northern Australia. AFE projects are now in NAIF’s Strategic Assessment Stage, the second step of its four-step process.

Batchfire Resources Pty LTD – SES’s ownership position is 11.4% of this AFE spin-off company that operates the Callide Mine

According to Batchfire, the Callide Mine operation is running at a rate of approximately 10MM metric tons annual coal sales. Domestic Australian sales account for up to approximately 6.5 million metric tons per annum, used primarily for power generation and alumina refining, with the balance of production sold to Asian markets. The Queensland Minister for Natural Resources, Mines and Energy has approved the mining lease for Callide’s Boundary Hill South Project. According to Batchfire, the Callide mining tenure extends across 180 square kilometers and contains an estimated coal resource of up to 1.7B metric tons.

Poland

In October, SES and Warsaw-based EnCoal Gasification Ltd. (ECG), a wholly owned subsidiary of EnInvestments sp. z o.o., formed the 50/50 joint venture partnership: SES EnCoal Energy sp. z o.o. (SEE), a Polish limited liability company based in Warsaw. SEE’s goal is to establish efficient clean energy projects that provide Polish industries superior economic benefits from domestic resources; to develop these projects alongside Polish partners, and to own equity positions in a build, own and operate model. With the support of SEE, Poland’s Institute of Coal Chemistry is progressing a feasibility study for conventional power boiler clean energy conversion projects for TAURON Wytwarzanie S. A., one of Poland’s largest energy companies. The study, begun in September, is scheduled to conclude in March. When the study is completed, TAURON intends to move forward with detailed engineering and commercial negotiations on a license order for SGT.

Brazil

Following legislative advancements in Brazil’s southern state of Rio Grande do Sul in the fall, Copelmi Mineração Ltda is focused on developing and implementing a financing strategy for its US $1.7 billion substitute natural gas (SNG) project. We believe that Copelmi is seriously considering the use of SES’s technology for the project. Vamtec has indicated publicly that it intends to use SGT for its planned US $500MM coal-to-methanol gasification plant, also to be located in Rio Grande do Sul.

China

China resources remain focused on deriving revenues from self-funding China operations. The coal-to-methanol plant of the Yima Joint Venture, in which SES holds a 25% ownership, continues to show operational improvement. This three-SGT-system plant has a design capacity of 300,000MT of methanol. The JV continues to improve their financial and operations position, and has demonstrated a reduction in losses for the calendar year 2017. Yima JV management has stated that they believe that the JV can achieve positive cash flow in 2018. Additionally, SES has successfully completed discussions regarding outstanding invoice payments and the Yima JV has committed to make payments to SES. SES has received the first payments of approximately 2.15MM Yuan (approximately $342,000) related to outstanding invoice payments, and the JV has agreed to pay an additional 12MM Yuan (approximately $1.9MM) in the upcoming year.

SES’s 25%-owned Chinese joint venture, Tianwo-SES Clean Energy Technologies Co., Ltd., continues to work towards advancing SGT projects in China, where SES has successfully commercialized five plants with 12 systems.

India

Midrex Technologies, Inc., a subsidiary of Kobe Steel, Ltd., has engaged SES to complete a package of engineering deliverables for the gasification island that is focused on expanding the technical and commercial definition of the combined first-in-class MXCOL®-SES Direct Reduced Iron (DRI) facility. This exercise is scheduled to be completed by the end of this quarter, and is necessary to make proposals for specific opportunities in India. The global DRI market partners are developing an implementation strategy that will be consistent with the government’s “Make in India” campaign.

Fiscal Second Quarter 2018 Financial Results (Unaudited)

Total revenue was $77,000 for the Current Quarter as compared to $5,000 for the Comparable Quarter. The increase was primarily due to technical consulting and engineering services provided to customers which included $52,000 provided to a related- party customer.

Total costs of sales and plant operating expenses were $55,000 for the Current Quarter as compared to $2,000 for the Comparable Quarter. The increase was primarily due to the costs of technical consulting and engineering services provided to customers.

The net gain on fair value adjustments of derivative liabilities was approximately $0.4 million for the Current Quarter compared with zero for the Comparable Quarter, which resulted from the lower fair market value for warrants issued to the Debenture investors and placement agent as of December 31, 2017 versus the fair market value as of the issuance date of October 24, 2017.

The other gain was $1.7 million for the Current Quarter as compared to zero for the Comparable Quarter, which was primarily due to the restructuring of the Tianwo-SES Joint Venture.

The Company's operating loss for the Current Quarter was $1.8 million versus an operating loss of $2.9 million for the Comparable Quarter. The decrease in operating loss was primarily due to a reduction in general administrative expenses during the Current Quarter.

The net income attributable to stockholders for the Current Quarter was $0.36 million, or $0.03 per share, versus a loss of $0.57 million, or $0.06 per share, for the Comparable Quarter.

As of December 31, 2017, the Company had cash and cash equivalents of $10.3 million and working capital of $9.8 million.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems (SES) is a Houston-based technology company focused on generating clean, high-value energy from low-cost and low-grade coal, biomass and municipal solid waste through its proprietary technology for conversion of these resources into a clean synthesis gas (syngas) and methane. SES’s proprietary technology enables the production of clean, low-cost power, industrial fuel gas, chemicals, fertilizers, transportation fuels, and substitute natural gas, replacing expensive natural gas-based energy. SES’s technology can also produce high-purity hydrogen for cleaner transportation fuels. SES enables greater fuel flexibility for both large-scale and efficient small- to medium-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals, which are significantly cheaper than higher-grade coals, waste coals, biomass, and municipal solid waste feedstocks. SES: Growth With Blue Skies. For more information, please visit: www.synthesisenergy.com.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Among those risks, trends and uncertainties are the ability of Batchfire Resources Pty Ltd (“BFR”) and Australian Future Energy Pty Ltd (“AFE”) management to successfully grow and develop their Australian assets and operations, including Callide and Pentland; the ability of BFR to produce earnings and pay dividends;  the ability of SES EnCoal Energy sp. z o. o. (“SEE”) management to successfully grow and develop projects, assets and operations in Poland; our ability to raise additional capital; our indebtedness and the amount of cash required to service our indebtedness; our ability to develop and expand business of the Tianwo-SES Joint Venture in the joint venture territory; our ability to develop our power business unit and our other business verticals, including DRI steel, through our marketing arrangement with Midrex Technologies, and renewables; our ability to successfully develop our licensing business; the ability of our project with Yima to produce earnings and pay dividends; the economic conditions of countries where we are operating; events or circumstances which result in an impairment of our assets; our ability to reduce operating costs; our ability to make distributions and repatriate earnings from our Chinese operations; our ability to maintain our listing on the NASDAQ Stock Market; our ability to successfully commercialize our technology at a larger scale and higher pressures; commodity prices, including in particular natural gas, crude oil, methanol and power, the availability and terms of financing; our customers’ and/or our ability to obtain the necessary approvals and permits for future projects; our ability to estimate the sufficiency of existing capital resources; the sufficiency of internal controls and procedures; and our results of operations in countries outside of the U.S., where we are continuing to pursue and develop projects.  Although SES believes that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected by us. SES cannot assure you that the assumptions upon which these statements are based will prove to be correct. Please refer to our latest Form 10-K available on our website at www.synthesisenergy.com

Contact:

MDC Group
Investor Relations:
David Castaneda
Arsen Mugurdumov
414.351.9758
IR@synthesisenergy.com

Media Relations:
Susan Roush
805.624.7624
PR@synthesisenergy.com

TABLES FOLLOW

SYNTHESIS ENERGY SYSTEMS, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Revenue:
Technology licensing-related party	$52	$—	$320	$—
Technology licensing and related services	25	5	25	5
Total revenue	77	5	345	5

Costs and Expenses:
Costs of sales and operating	55	2	146	2
General and administrative expenses	1,470	2,436	2,917	4,768
Stock-based expense	305	476	550	733
Depreciation and amortization	9	9	18	48
Total costs and expenses	1,839	2,923	3,631	5,551

Operating loss	(1,762)	(2,918)	(3,286)	(5,546)
Non-operating (income)/expense:
Equity losses of Joint Ventures	206	0	321	0
Foreign currency (gain)/ losses, net	(46)	114	(107)	140
Interest expense	233	—	233	—
Interest income	(8)	(3)	(10)	(8)
Gain on fair value adjustments of derivative liabilities	(439)	—	(439)	—
Other (gain)	(1,689)	—	(1,689)	—
Loss from continuing operations	(19)	(3,029)	(1,595)	(5,678)
Income from discontinued operations	—	2,318	—	1,929

Net Loss	(19)	(711)	(1,595)	(3,749)
Less: net loss attributable to noncontrolling interests	(374)	(142)	(418)	(233)
Net income/(loss) attributable to SES stockholders	$355	$(569)	$(1,177)	$(3,516)

Net income/(loss) attributable to SES stockholders: From continuing operations	355	(2,887)	(1,177)	(5,454)
From discontinued operations	—	2,318	—	1,938
Net income/(loss) attributable to SES stockholders	$355	$(569)	$(1,177)	$(3,516)
Net income/(loss) per share (Basic):
From continuing operations	0.03	(0.27)	(0.11)	(0.50)
From discontinued operations	—	0.21	—	0.18
Net income/(loss) attributable to SES stockholders	$0.03	$(0.06)	$(0.11)	$(0.32)
Weighted average common shares
outstanding (Basic):	10,955	10,862	10,944	10,828
Net income/(loss) per share (diluted):
From continuing operations	0.03	—	—	—
From discontinued operations	—	—	—	—
Net income/(loss) attributable to SES stockholders	$0.03	$—	$—	$—
Weighted average common shares
outstanding (diluted):	10,973	10,862	10,944	10,828

SYNTHESIS ENERGY SYSTEMS, INC.
Consolidated Balance Sheets
(In thousands, except per share amount)

	December 31,	June 30,
	2017	2017
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$10,333	$4,988
Accounts receivable, net	400	167
Prepaid expenses and other currents assets	723	539
Inventory	11	42

Total current assets	11,467	5,736

Property, plant and equipment, net	17	24
Intangible asset, net	1,014	984
Investment in joint ventures	8,632	8,539
Other long-term assets	44	43

Total assets	$21,174	$15,326

LIABILITIES AND EQUITY
Current liabilities:
Accrued expenses and accounts payable	$1,662	$1,765

Total current liabilities	1,662	1,765

Senior secured debenture principal	8,000	—
Less unamortized discount and debt issuance costs	(2,806)	—
Total senior secured debenture	5,194	—
	1,651	—
Derivative liabilities
	6,845	—
Total long-term liabilities

Total liabilities	8,507	1,765

Commitment and contingencies (Note 12)
Stockholders’ equity:

Preferred stock, $0.01 par value- 20,000 shares authorized – no
shares issued and outstanding	—	—
Common stock, $0.01 par value: 200,000 shares authorized: 10,966 shares and 10,929 shares issued and outstanding as of December 31, 2017 and June 30, 2017 respectively	110	109
Additional paid-in capital	264,359	263,809
Accumulated deficit	(254,351)	(253,174)
Accumulated other comprehensive income	3,516	4,018
Total stockholders’ equity	13,634	14,762
Noncontrolling interests in subsidiaries	(967)	(1,201)

Total equity	12,667	13,561

Total liabilities and equity	$21,174	$15,326